The St Joe Company

Supplemental Calculation of Selected Consolidated Financial Data
Exhibit 99.01
(Dollars in thousands)

The following table calculates EBITDA (Gross and Net):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000

Income before income taxes and minority interest	$39,052	$36,492	$56,857	$75,290

Additions:

Depreciation and amortization	7,017	14,449	13,812	28,436

Interest expense	4,557	3,625	8,806	5,254

Spin-off costs	1,000	10	1,015	10

Loss on sales of nonoperating assets

Deductions:

Gain on sales of nonoperating assets	12	(438)	22	(526)

Gain on valuation of derivatives	(3,354)	—	(5,051)	—

EBITDA, Gross	48,284	54,138	75,461	108,464

Less minority interest percentages:

Income before income taxes	48	(5,153)	59	(12,751)

Depreciation and amortization	(29)	(4,369)	(55)	(8,390)

Interest expense	(17)	(439)	(35)	(502)

Gain on sales of nonoperating assets	—	191	—	239

EBITDA, Net	$48,286	$44,368	$75,430	$87,060

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